Sub-Item 77I: Terms of new or amended securities

At its September 23, 2016 Meeting of the Board of Trustees, the Board approved the creation of the Elkhorn Lunt Low Vol/High Beta Tactical ETF and the Elkhorn Dorsey Wright MidCap Sector Rotation ETF, each an additional series of Elkhorn ETF Trust (the "Trust").

At its June 7, 2016 Meeting of the Board of Trustees, the Board approved the creation of the Elkhorn S&P MidCap Consumer Discretionary Portfolio, the Elkhorn S&P MidCap Consumer Staples Portfolio, the Elkhorn S&P MidCap Energy Portfolio, the Elkhorn S&P MidCap Financials Portfolio, the Elkhorn S&P MidCap Health Care Portfolio, the Elkhorn S&P MidCap Industrials Portfolio, the Elkhorn S&P MidCap Information Technology Portfolio, the Elkhorn S&P MidCap Materials Portfolio, the Elkhorn S&P MidCap Utilities Portfolio, the Elkhorn Commodity Rotation Strategy ETF (fka the "Elkhorn Commodity Technical Leaders ETF") and the Elkhorn Fundamental Commodity Strategy ETF (fka the "Elkhorn Fundamental Commodity ETF"), each an additional series of Elkhorn ETF Trust (the "Trust").